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                                                                    EXHIBIT 99.1

          ITT EDUCATIONAL SERVICES, INC. CLOSES COMMON STOCK OFFERING;
                    ANNOUNCES CHANGES IN BOARD OF DIRECTORS



Indianapolis, IN and White Plains NY, February 1, 1999--ITT Educational Services, Inc. (NYSE:ESI) and Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) today announced that they had closed an underwritten public offering of 7,950,000 shares of ESI common stock owned by a subsidiary of Starwood, at a price of $34.00 per share, including over-allotments. ESI did not receive any of the proceeds from the sale of the shares. Concurrently with the closing of the offering, ESI repurchased 1,500,000 shares of ESI common stock from Starwood. Starwood no longer owns any shares of ESI common stock. Starwood said that the offering and repurchase generated net proceeds of approximately $310 million which the company is utilizing to pay down debt.

ESI also announced today that in conjunction with the completion of the offering and stock repurchase, four of the ten members of its board of directors tendered their resignations effective immediately. The departing board members, all of whom were elected in February 1998 upon the recommendation of Starwood, include Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht.

ITT Educational Services operates 67 ITT Technical Institutes in 27 states which provide career-focused postsecondary programs of study in fields of technology to approximately 25,000 students.